United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ACTUATE THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO PROXY STATEMENT

FOR

2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2026

This proxy statement supplement (this “Proxy Supplement”), dated May 6, 2026, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Actuate Therapeutics, Inc. (the “Company”), dated April 6, 2026 and made available to you in connection with the solicitation of proxies by our Board for our 2026 Annual Meeting of Stockholders to be held virtually on May 21, 2026 at 11:00 a.m., Eastern Daylight Time, and at any adjournment thereof (the “Annual Meeting”). Other than as set forth in this Proxy Supplement, no changes have been made to the Proxy Statement.

You should read the entire Proxy Statement, this Proxy Supplement and any additional proxy materials carefully before voting your shares. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Proxy Statement, this Proxy Supplement, the Proxy Card and our Annual Report are available at www.proxyvote.com and on our website at www.actuatetherapeutics.com.

Supplemental Proxy Statement Disclosures

The following disclosure amends, and should be read as an addition to, the disclosures in “Proposal 1 – Election of Directors – Information Regarding the Board,” “Corporate Governance” and “Ownership of Securities” contained in the Proxy Statement. Except as otherwise set forth below, the information set forth in the Proxy Statement remains unchanged.

On May 1, 2026, the Board of Directors (“Board”) of Actuate Therapeutics, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Martin H. Huber, MD, to the Board. Dr. Huber was appointed to fill a newly created Board seat resulting from the expansion of the Board from seven (7) to eight (8) directors, also effective upon his appointment. Dr. Huber will serve as a Class III director until the Company’s 2027 annual meeting of stockholders, and until his successor is duly elected and qualified, or until his earlier resignation, death, or removal.

Dr. Huber has been appointed to serve on the Board’s Nominating and Corporate Governance Committee. Except for the appointment of Dr. Huber, there have been no changes to the constitution of the Board or any Board committees.

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Dr. Huber was the President and Chief Executive Officer of Mersana Therapeutics, Inc (“Mersana”) from 2023 to January 2026 (and a director from 2020 to January 2026) until Mersana was acquired by Day One Biopharmaceuticals. Prior to Mersana, he served as the President of R&D, and prior to that as Chief Medical Officer, of Xilio Therapeutics, Inc. from April 2020 to September 2023. Prior to joining Xilio, Dr. Huber served as Senior Vice President, Chief Medical Officer at TESARO, Inc. from September 2015 until its January 2019 acquisition by GlaxoSmithKline plc, and once acquired, as Senior Vice President, Clinical, until April 2020. Prior to TESARO, Dr. Huber served as Vice President, Oncology Clinical Research at Merck Research Laboratories (“Merck”) from 2012 to 2015. Prior to Merck, he served in roles of increasing responsibility at Schering-Plough, Hoffmann-La Roche and Rhone-Poulenc Rorer, where he led teams in the areas of oncology clinical development, drug safety and pharmacovigilance. He was previously an Assistant Professor of Oncology at the University of Texas M.D. Anderson Cancer Center. Dr. Huber earned his M.D. from Baylor College of Medicine. Dr. Huber currently serves on the board of directors of Syndax Pharmaceuticals where he is the chair of the Science and Technology Committee. Dr. Huber is well qualified to serve as a director due to his extensive executive and clinical expertise in the biotechnology and biopharmaceutical industries.

In connection with his appointment, the Board determined that Dr. Huber is an independent director as defined by Nasdaq rules, including that such member meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act.

Dr. Huber will receive compensation in accordance with the Company’s non-employee Director Compensation Program, including an initial grant of non-statutory stock options to purchase 30,000 shares of common stock, vesting over a three-year period, and an annual retainer, paid in equal quarterly installments, of $44,000. The Company has also entered into the Company’s standard form indemnification agreement with Dr. Huber. In connection with the appointment of Dr. Huber, the Company entered into a separate consulting agreement with Dr. Huber to provide additional research and development advisory services to the Company upon his appointment, with a quarterly consulting fee of $3,000. Apart from the aforementioned option grants, Dr. Huber does not beneficially own any shares of our common stock.

In February 2026, the Board’s Nominating and Corporate Governance Committee engaged Klein Hersh, a national executive search firm, to lead a search for additional director candidates. Klein Hersh was instrumental in identifying Dr. Huber and assisted the Nominating and Corporate Governance Committee in screening and evaluating board candidates, including Dr. Huber.

The date of this Supplement to Proxy Statement is May 6, 2026

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